Exhibit 99.1

OvaScience Reports Third Quarter 2017 Financial Results

— Initial Safety Data from First 20 Patients in OvaPrimeSM Clinical Trial Expected by Year-End —

— Granted Exclusive License to IVF Japan Group to Offer the AUGMENTSM Treatment in Japan —

— Conference Call Today at 4:30 p.m. ET —

WALTHAM, Mass., November 2, 2017 — OvaScienceSM (NASDAQ:OVAS), a fertility company focused on the discovery, development and commercialization of new treatment options for women, today reported financial results and provided a business update for the third quarter ended September 30, 2017.

“This quarter we focused on accelerating the pace and efficiency of our ongoing research and development efforts and on creating robust and compelling preclinical and clinical data for our treatments,” said Dr. Christopher Kroeger, Chief Executive Officer of OvaScience. “We continued to progress our ongoing clinical study of OvaPrime, and remain on track to report the first in-human safety data from 20 patients before year-end. We also continued our efforts with OvaTure, where we are focused on developing robust and repeatable processes for fertilizing bovine egg precursor cell-derived eggs and maturing developmentally competent human egg precursor cells. We look forward to advancing both programs as we execute on our mission of transforming women’s fertility.”

Third Quarter and Recent Business Highlights:

OvaPrimeSM Treatment: OvaPrime is a potential fertility treatment that could help a woman who makes too few or no eggs by transferring her own concentrated egg precursor (EggPCSM) cells to a different region in her own ovary, where they may mature into fertilizable eggs.

•                  OvaScience continues to progress its ongoing single center, prospective, blinded and placebo-controlled study of OvaPrime, which is designed to assess the treatment’s safety in women with either primary ovarian insufficiency or poor ovarian response. Additional exploratory endpoints include OvaPrime’s effect on patients’ anti-mullerian hormone, follicle stimulating hormone and estradiol levels, as well as follicular development as measured by ultrasound. The Company plans to use the results of this study to inform the future clinical development of OvaPrime.

•                  OvaScience increased the modified intent-to-treat (mITT) population in the OvaPrime safety study from 50 to 70 in order to include a greater number of subjects with primary ovarian insufficiency. As a result, the enrollment for this study was increased to 95. To date, the Company has enrolled 78 patients. OvaScience expects to complete biopsies in 70 patients and to announce initial safety data from the first 20 patients by year-end.

OvaTureSM Treatment: OvaTure is a potential fertility treatment that could help a woman produce healthy, fertilizable eggs without hormone injections by maturing EggPC cells into eggs in vitro.

•                  Under the OvaTure collaboration, OvaScience and Intrexon continued to optimize culture conditions for the maturation of human and bovine EggPC cells and introduced new analytical assays into the process to further characterize maturing eggs that are ideal candidates for future fertilization studies. In parallel, the companies are exploring additional bovine fertilization strategies for EggPC cell-derived eggs — in vitro fertilization (IVF) and intracytoplasmic sperm injection (ICSI). OvaScience previously communicated a goal of fertilizing a bovine EggPC cell-

derived egg in 2017. While the companies are rigorously advancing several different experimental approaches that will read-out by year-end, there is no certainty that these ongoing efforts will result in a fertilized bovine egg this year. OvaScience remains firmly committed to advancing the OvaTure program and will provide regular updates as efforts progress.

•                  OvaScience continues to work with its academic partners toward securing authorization to fertilize human EggPC cell-derived eggs.

AUGMENTSM Treatment: AUGMENT is a fertility treatment designed to improve egg fertilization efficiency and IVF success rates, by using mitochondria from a woman’s own EggPC cells during IVF.

•                  In October 2017, OvaScience granted an exclusive license to IVF Japan Group, a clinic network with significant AUGMENT experience, to offer the treatment in Japan. This will enable IVF Japan Group to generate additional outcomes data and to help inform the target patient profile for the treatment. Under the terms of the agreement, OvaScience will incur minimal expense. IVF Japan Group will pay OvaScience a fixed amount per AUGMENT cycle that will cover all lab operations and personnel costs. OvaScience will retain worldwide commercialization rights for AUGMENT outside of Japan and will continue ongoing operations related to the AUGMENT treatment in North America.

Third Quarter 2017 Financial Results:

•                  Research and development expense for the quarter, excluding restructuring charges, was $4.0 million, compared to $5.0 million for the same period in 2016. This decrease was primarily driven by decreased employee related costs, including stock-based compensation expense mostly due to restructuring activities.

•                  Selling, general and administrative expense for the quarter, excluding restructuring charges, was $5.1 million, compared to $12.6 million for the same period in 2016. This decrease was driven by reduced employee related costs, including stock-based compensation expense and commercial related activities mostly due to restructuring activities.

•                  Net loss for the quarter was $9.4 million, or $0.26 per share, compared to a net loss of $19.3 million, or $0.54 per share, for the same period in 2016. The net loss for the quarter includes restructuring charges of $0.4 million.

As of September 30, 2017, OvaScience had cash, cash equivalents and short-term investments of $75.7 million, compared to $114.4 million as of December 31, 2016.

The cash outlays related to the restructurings in the third quarter of 2017 were $1.6 million. OvaScience expects to incur additional cash outlays related to the restructurings of between $1.0 million and $1.5 million over 2017 and 2018.

OvaScience anticipates that it will have sufficient funds without additional financing to support its operations into the first quarter of 2020. This guidance reflects current operating plans and is subject to change based on the results of ongoing clinical and preclinical development efforts with OvaPrime and OvaTure.

Conference Call

OvaScience will host a conference call at 4:30 p.m. ET today, Thursday, November 2, 2017, to discuss these financial results and provide an update on the Company. The conference call may be accessed by dialing 1-888-424-8151 for U.S. callers and 1-847-585-4422 for international callers five minutes prior to the start of the call and providing the passcode 9200599. Additionally, the live, listen-only webcast of the conference call can be accessed by visiting the Investors section of the Company’s website at www.ovascience.com. A replay of the conference call will be available from 7:00 p.m. ET on Thursday, November 2, 2017, through 11:59 p.m. ET on Thursday, November 16, 2017, and may be accessed by visiting OvaScience’s website or by dialing 1-888-843-7419 for U.S. callers and 1-630-652-3042 for international callers. The replay access code is 9200599#.

About OvaScience

OvaScienceSM, Inc. (NASDAQ:OVAS) is a fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because it believes women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. OvaScience is developing OvaPrimeSM, which could help women who make too few or no eggs and OvaTureSM, a potential treatment that could help women produce healthy, fertilizable eggs without hormone injections. OvaScience’s AUGMENTSM treatment, a fertility option designed to improve IVF success rates, is available in certain IVF clinics in Canada and Japan. OvaScience treatments are not available in the U.S. For more information, visit www.ovascience.com.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the OvaPrimeSM treatment, OvaTureSM treatment and AUGMENTSM treatment, including statements relating to the Company’s  (i) belief that it will complete of biopsies in 70 patients in the ongoing Canadian OvaPrime study and have initial data readout from 20 patients in the Canadian study by the end of 2017, (ii) plans for additional enrollment in the OvaPrime study, (iii) expectations relating to its AUGMENT license with IVF Japan, including anticipated data and anticipated minimal expense to the Company, , (iv) plans for the bovine and human OvaTure program, and the goal of fertilizing a bovine Egg PC-cell derived egg and (iv) plans to develop a repeatable and robust process for the maturation of human EggPC cells and to pursue authorization to fertilize human EggPC cell-derived eggs. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the science underlying our treatments (including the OvaPrime, OvaTure and AUGMENT treatments), which is unproven; our ability to obtain regulatory approval or licenses where necessary for our treatments; our ability to develop our treatments on the timelines we expect, if at all; our ability to commercialize our treatments, on the timelines we expect, if at all; risks associated with clinical and other studies; development risk; risks associated with dependence on third parties, including our partners; operational risks; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Media and Investor Contact

OvaScience, Inc.

Jennifer Viera

617-420-8728

jviera@ovascience.com

— Financial Tables to Follow —

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of
	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$24,775	$43,930
Short-term investments	50,961	70,458
Prepaid expenses and other current assets	1,871	2,056
Total current assets	77,607	116,444
Property and equipment, net	3,606	5,572
Investment in joint venture	0	65
Restricted cash	789	439
Other long-term assets	24	24
Total assets	$82,025	$122,543
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,691	$2,183
Accrued expenses and other current liabilities	6,203	11,026
Total current liabilities	8,902	13,209
Other non-current liabilities	834	1,116
Total liabilities	9,736	14,325
Total stockholders’ equity	72,289	108,217
Total liabilities and stockholders’ equity	$82,025	$122,543

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$56	$197	$204	$532
Costs and expenses:
Cost of revenues	29	1,559	593	3,968
Research and development	4,016	4,990	14,777	16,932
Selling, general and administrative	5,056	12,612	22,935	38,276
Restructuring charge	362	0	3,842	0
Total costs and expenses	9,462	19,161	42,148	59,176
Loss from operations	(9,406)	(18,964)	(41,944)	(58,644)
Interest income, net	(192)	(162)	(561)	(497)
Other income, net	3	33	37	83
Loss from equity method investment	140	364	1,015	1,171
Loss before income taxes	$(9,356)	$(19,199)	$(42,436)	$(59,400)
Income tax expense	11	92	34	217
Net loss	(9,367)	(19,291)	(42,447)	(59,617)
Net loss per share—basic and diluted	$(0.26)	$(0.54)	$(1.19)	$(1.92)
Weighted average number of shares used in net loss per share—basic and diluted	35,687	35,568	35,664	30,985